Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

LIFEWARD LTD.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value NIS 1.75 per ordinary share	(1)	Other	1,500,000	$0.61	$915,000.00	0.0001531	$140.09

Total Offering Amounts:							$915,000.00		140.09
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$140.09

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Offering Note(s)

(1)	1.Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 shall also cover any additional ordinary shares, par value NIS 1.75 per ordinary share (the “Ordinary Shares”), of Lifeward Ltd. (the "Registrant") that become issuable pursuant to the Lifeward Ltd. 2025 Incentive Compensation Plan (the "2025 Plan") by reason of any stock split, stock dividend or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding Ordinary Shares. 2. Represents 1,500,000 Ordinary Shares issuable pursuant to the 2025 Plan. 3. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is calculated on the basis of the average of the high and low prices of the Registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on August 20, 2025.